Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Stemtech Corporation

Miramar, Florida

We hereby consent to the use in this Form 8-K of Globe Net Wireless Corporation of our report dated August 19, 2021, related to the financial statements of Stemtech Corporation as of December 31, 2020 and 2019 and for each of the years then ended. Our report on the financial statements included an explanatory paragraph expressing substantial doubt regarding Stemtech Corporation’s ability to continue as a going concern.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

August 19, 2021